Exhibit 99.1

News
For Immediate Release
4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: 203-975-7110
Fax: 203-975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES RECORD 2020 EARNINGS
AND CASH GENERATION; ANTICIPATES SIGNIFICANT EARNINGS GROWTH AND STRONG CASH GENERATION IN 2021

Highlights

•Strong volume trends continued throughout the year, with fourth quarter year-over-year volume increases of 15 percent in each of metal containers and closures and 8 percent in plastic containers

•Reported record revenue of $4.9 billion, with all-time high volumes achieved in each business segment

•Delivered record earnings per diluted share of $2.77, an increase of 59% over 2019

•Achieved record adjusted earnings per diluted share of $3.06, an increase of 42% over the previous record in 2019

•Reported cash from operations of $602.5 million, an increase of 19% over 2019

•Generated record free cash flow of $383.5 million, representing a free cash flow yield of nearly 10% based on year end stock price

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SILGAN HOLDINGS
January 26, 2021

•Completed the acquisition and integration of the dispensing operations of Albéa Group, greatly expanding fragrance, foam and airless pump capabilities

•Supported customer and industry efforts to further communicate the benefits of metal packaging for food, including sustainability, low cost, health and convenience

•Initiated commercial supply for a major pet food customer expansion in Eastern Europe

•Managed several significant new business wins in the plastic container business, which are expected to generate further volume growth in 2021 and beyond

•Initiated several capacity expansion projects for dispensing triggers and pumps to support significant customer growth in health and hygiene product offerings and increased need for more local production

•Increased cash dividend for the sixteenth year in a row

•Attained target leverage ratio seven months post-acquisition - leaving the Company well-positioned to take advantage of future cash deployment opportunities

STAMFORD, CT, January 26, 2021 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of sustainable rigid packaging solutions for consumer goods products, today reported full year 2020 net income of $308.7 million, or $2.77 per diluted share, as compared to full year 2019 net income of $193.8 million, or $1.74 per diluted share. Adjusted net income per diluted share was a record $3.06 for the full year of 2020, after adjustments increasing net income per diluted share by $0.29. Adjusted net income per diluted share was $2.16 for the full year of 2019, after adjustments increasing net income per diluted share by $0.42. A reconciliation of net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

“While 2020 presented us all with so many challenges, it also provided the Company with the opportunity to showcase the essential nature of our products, the strength and commitment of our team and the power of our performance-based culture, as the Company delivered record adjusted net income per diluted share of $3.06, a 41.7 percent increase over prior year adjusted earnings, and record free cash flow of $383.5 million,” said Tony Allott, Chairman and CEO. “Strong demand for our shelf-stable metal food packaging and our health and hygiene products sustained throughout the year, leading us to expect continued strong
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SILGAN HOLDINGS
January 26, 2021

volumes in 2021. Therefore, we estimate adjusted net income per diluted share for 2021 for the Company to be in a range of $3.30 to $3.45, a 10.3 percent improvement over the record prior year period at the midpoint of this range. We also expect to continue to generate significant free cash flow of approximately $380 million in 2021, making acquisitions or other value creating uses of our cash an additional near-term opportunity,” concluded Mr. Allott.

The Company reported net cash provided by operating activities of $602.5 million in 2020 as compared to $507.3 million in 2019. Free cash flow increased $111.8 million to $383.5 million in 2020 as compared to $271.7 million in 2019 due primarily to higher net income, cash receipts generated from strong sales and certain deferred tax payments. The Company is providing a reconciliation in Table C of this press release of net cash provided by operating activities to “free cash flow,” a Non-GAAP financial measure used by the Company which adjusts net cash provided by operating activities for certain items.
Net sales for the full year of 2020 were $4.92 billion, an increase of $432.0 million, or 9.6 percent, as compared to $4.49 billion in 2019. This increase was the result of higher net sales in all of the businesses.

Income before interest and income taxes for 2020 was $512.4 million, an increase of 42.5 percent or $152.9 million as compared to $359.5 million for 2019, and margins increased to 10.4 percent from 8.0 percent over the same periods. The increase in income before interest and income taxes was primarily the result of higher segment income in each of the businesses and lower rationalization charges in 2020, partially offset by higher corporate expenses primarily as a result of higher acquisition related costs and the plant employee Silgan Strong incentive payments made in the first quarter of 2020 as well as the $3.5 million charge for the purchase accounting write-up of inventory as a result of acquisitions completed in 2020. Rationalization charges were $16.0 million and $56.3 million in 2020 and 2019, respectively. Costs attributed to announced acquisitions were $19.3 million and $1.8 million for 2020 and 2019, respectively.

Interest and other debt expense before loss on early extinguishment of debt for 2020 was $103.8 million, a decrease of $1.9 million as compared to 2019. This decrease was primarily due to lower weighted average interest rates, partially offset by higher average outstanding
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SILGAN HOLDINGS
January 26, 2021

borrowings primarily related to the acquisition of the dispensing operations of Albéa and additional revolving loan borrowings outstanding during the first half of 2020 principally to hold cash and cash equivalents to ensure liquidity against potential credit market disruptions as a result of the COVID-19 pandemic. Weighted average interest rates were lower during 2020 due to lower variable market rates and the redemption of all outstanding 5½% Senior Notes due 2022 in the third quarter of 2019. In the first quarter of 2020, the Company recognized a loss on early extinguishment of debt of $1.5 million in conjunction with the prepayment of term loans under the senior secured credit facility. Loss on early extinguishment of debt of $1.7 million in 2019 was the result of the redemption of all outstanding 5½% Senior Notes in August 2019.

The effective tax rates for 2020 and 2019 were 24.2 percent and 23.1 percent, respectively. The effective tax rate in 2019 was favorably impacted by the resolution of a prior year tax audit and the timing of certain tax deductions.

Metal Containers
Net sales of the metal container business were $2.56 billion in 2020, an increase of $84.8 million, or 3.4 percent, as compared to $2.47 billion in 2019. This increase was primarily the result of higher unit volumes of approximately 14 percent and favorable foreign currency translation, partially offset by the pass through of lower raw material costs, a continued shift towards smaller metal packages sold and the impact from the renewal of certain significant customer contracts at the end of 2019. Record unit volumes in 2020 resulted primarily from the higher demand in at-home food consumption.

Segment income of the metal container business in 2020 was $246.6 million, an increase of $86.6 million as compared to $160.0 million in 2019, and segment income margin increased to 9.6 percent from 6.5 percent in the prior year. The increase in segment income was primarily attributable to higher unit volumes, $39.5 million of lower rationalization charges, strong operating performance and higher pension income. These increases were partially offset by the impact from a continued shift towards smaller metal packages sold and the renewal of certain significant customer contracts at the end of 2019. Rationalization charges were $9.9 million and $49.4 million in 2020 and 2019, respectively. Rationalization charges
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SILGAN HOLDINGS
January 26, 2021

in 2019 were incurred primarily in connection with the shutdown of two manufacturing facilities and the resulting withdrawal from the Central States Pension Plan.

Closures
Net sales of the closures business were $1.71 billion in 2020, an increase of $306.8 million, or 21.8 percent, as compared to $1.41 billion in 2019. This increase was primarily the result of higher unit volumes of approximately 8 percent and a more favorable mix of products sold due primarily to strong unit volume growth in dispensing closures, partially offset by the pass through of lower raw material costs and unfavorable foreign currency translation. The increase in unit volumes was principally the result of the inclusion of the dispensing operations of Albéa and Cobra Plastics which were acquired in 2020 and strength in volumes for consumer health, hygiene, personal care and food and beverage products. These volume gains were partially offset by weaker demand for certain beauty and fragrance products.

Segment income of the closures business for 2020 increased $50.9 million to $224.4 million as compared to $173.5 million in 2019, and segment income margin increased to 13.1 percent from 12.3 percent in 2019. The increase in segment income was primarily due to higher unit volumes including from acquisitions completed in 2020, a more favorable mix of products sold, strong operating performance and higher pension income, partially offset by the negative impact of a $3.5 million charge for the purchase accounting write-up of inventory as a result of acquisitions completed in 2020.

Plastic Containers
Net sales of the plastic container business were $651.5 million in 2020, an increase of $40.4 million, or 6.6 percent, as compared to $611.1 million in 2019. This increase was principally due to higher volumes of approximately 11 percent, partially offset by the pass through of lower raw material costs, a less favorable mix of products sold and unfavorable foreign currency translation. The increase in volumes was due primarily to higher demand for food and consumer health and hygiene products and continued new business awards.

Segment income of the plastic container business in 2020 was $87.8 million, an increase of $38.9 million as compared to $48.9 million in 2019, and segment income margin increased to 13.5 percent from 8.0 percent over the same periods. The increase in segment income was
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SILGAN HOLDINGS
January 26, 2021

primarily attributable to higher volumes, strong operating performance and lower manufacturing costs and higher pension income, partially offset by the unfavorable impact of a charge of $3.2 million for a non-commercial legal dispute relating to prior periods and the unfavorable impact from the lagged pass through to customers of higher resin costs.

Fourth Quarter
The Company reported net income for the fourth quarter of 2020 of $60.1 million, or $0.54 per diluted share, as compared to net income for the fourth quarter of 2019 of $34.8 million, or $0.31 per diluted share. Adjusted net income per diluted share for the fourth quarter of 2020 was $0.60, after adjustments increasing net income per diluted share by $0.06. Adjusted net income per diluted share for the fourth quarter of 2019 was $0.38, after adjustments increasing net income per diluted share by $0.07.

Net sales for the fourth quarter of 2020 increased $178.3 million, or 17.0 percent, to $1.23 billion as compared to $1.05 billion for the fourth quarter of 2019. This increase was primarily a result of higher volumes in each of the businesses, a more favorable mix of products sold in the closures business and favorable foreign currency translation. These increases were partially offset by the pass through of lower raw material costs and a continued shift towards smaller metal packages sold in the metal container business. The increase in volumes was due primarily to the inclusion of the acquired dispensing operations of Albéa and Cobra Plastics and continued high demand for food, consumer health, hygiene and personal care products.

Income before interest and income taxes for the fourth quarter of 2020 was $105.0 million, an increase of $33.6 million as compared to $71.4 million for the fourth quarter of 2019, and margin increased to 8.6 percent from 6.8 percent over the same periods. The increase in income before interest and income taxes was primarily due to higher volumes and strong operating performances in each of the businesses, higher pension income, a more favorable mix of products sold in the closures and plastic container businesses and higher costs in 2019 attributed to announced acquisitions, partially offset by a continued shift towards smaller metal packages sold in the metal container business, the impact from the renewal of certain significant customer contracts at the end of 2019, the unfavorable impact from the lagged pass through to customers of higher resin costs in the plastic container and closures businesses and
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SILGAN HOLDINGS
January 26, 2021

higher rationalization charges in 2020. Rationalization charges were $8.8 million and $7.8 million in 2020 and 2019, respectively, and costs attributable to announced acquisitions were $0.3 million and $1.8 million in 2020 and 2019, respectively.

Interest and other debt expense for the fourth quarter of 2020 was $26.8 million, an increase of $3.4 million as compared to the fourth quarter of 2019. This increase was primarily a result of higher average outstanding borrowings largely due to borrowings related to the acquisition of the dispensing operations of Albéa, partially offset by lower weighted average interest rates.

The effective tax rate for the fourth quarter of 2020 was 23.2 percent as compared to 27.5 percent for the fourth quarter of 2019. The effective tax rate in 2019 was unfavorably impacted by an increase in income in certain higher tax jurisdictions.

Outlook for 2021
The Company currently estimates that its adjusted net income per diluted share for the full year of 2021 will be in the range of $3.30 to $3.45, a 10.3 percent increase at the midpoint of the range over record adjusted net income per diluted share for the full year of 2020 of $3.06. Adjusted net income per diluted share excludes rationalization charges, costs attributable to announced acquisitions, the unfavorable impact from the purchase accounting write-up of inventory and loss on early extinguishment of debt.

Segment income in the metal container business is expected to modestly improve in 2021 as compared to 2020 as a result of anticipated continued strong demand levels and strong operating performance. Segment income in the closures business in 2021 is expected to increase significantly over the prior year primarily due to the inclusion of a full year from the dispensing operations of Albéa acquired in June 2020, as well as the anticipated partial recovery in the second half of the year in the beauty and fragrance markets. Segment income in the plastic container business is expected to benefit from anticipated higher volumes driven by new business awards and continued manufacturing efficiencies.

The Company expects higher interest expense in 2021 primarily due to higher average outstanding borrowings, partially offset by lower weighted average interest rates.
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SILGAN HOLDINGS
January 26, 2021

The Company expects its effective tax rate for 2021 to be approximately 25 percent, as compared to the effective tax rate for 2020 of 24.2 percent.

The Company currently estimates that free cash flow in 2021 will remain at or near record levels and be approximately $380 million.

For the first quarter of 2021, the Company is providing an estimate of adjusted net income per diluted share in the range of $0.65 to $0.75, as compared to $0.57 in the first quarter of 2020, with each business anticipating modest volume growth over record levels in 2020, partially offset by the unfavorable impact from the lagged pass through of recently announced resin cost increases. The midpoint of such range represents a 22.8 percent increase over adjusted net income per diluted share in the first quarter of 2020. Adjusted net income per diluted share excludes rationalization charges, costs attributable to announced acquisitions and loss on early extinguishment of debt.

Estimates for 2021 assume that the Company, its customers and its suppliers are able to continue running plants during the ongoing COVID-19 pandemic and that there are no legislative changes to income tax rates.

Conference Call
Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the fourth quarter and full year 2020 at 11:00 a.m. eastern time on January 27, 2021. The toll free number for those in the U.S. and Canada is (888) 204-4368, and the number for international callers is (313) 209-4906. For those unable to listen to the live call, a taped rebroadcast will be available through February 10, 2021. To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112, and international callers should dial (719) 457-0820. The pass code for the rebroadcast is 8052551.

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Silgan is a leading supplier of sustainable rigid packaging solutions for consumer goods products with annual net sales of approximately $4.9 billion in 2020. Silgan operates 110 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading supplier of metal containers in North America and Europe for food and general line
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SILGAN HOLDINGS
January 26, 2021

products. The Company is also a leading worldwide supplier of dispensing systems and metal and plastic closures for food, beverage, health care, garden, home, personal care and beauty products. In addition, the Company is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2019 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter and year ended December 31,
(Dollars in millions, except per share amounts)

	Fourth Quarter		Year Ended
	2020	2019	2020	2019

Net sales	$1,226.6	$1,048.3	$4,921.9	$4,489.9

Cost of goods sold	1,026.7	891.7	4,054.5	3,776.2

Gross profit	199.9	156.6	867.4	713.7

Selling, general and administrative expenses	95.7	81.9	377.7	315.7

Rationalization charges	8.8	7.8	16.0	56.3

Other pension and postretirement income	(9.6)	(4.5)	(38.7)	(17.8)

Income before interest and income taxes	105.0	71.4	512.4	359.5

Interest and other debt expense before loss on early extinguishment of debt	26.8	23.4	103.8	105.7

Loss on early extinguishment of debt	—	—	1.5	1.7

Interest and other debt expense	26.8	23.4	105.3	107.4

Income before income taxes	78.2	48.0	407.1	252.1

Provision for income taxes	18.1	13.2	98.4	58.3

Net income	$60.1	$34.8	$308.7	$193.8

Earnings per share:
Basic net income per share	$0.54	$0.31	$2.79	$1.75
Diluted net income per share	$0.54	$0.31	$2.77	$1.74

Cash dividends per common share	$0.12	$0.11	$0.48	$0.44

Weighted average shares (000's):
Basic	110,391	110,801	110,768	110,939
Diluted	111,198	111,417	111,393	111,508

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter and year ended December 31,
(Dollars in millions)

	Fourth Quarter		Year Ended
	2020	2019	2020	2019
Net sales:
Metal containers	$595.6	$568.3	$2,558.0	$2,473.2
Closures	469.7	332.6	1,712.4	1,405.6
Plastic containers	161.3	147.4	651.5	611.1
Consolidated	$1,226.6	$1,048.3	$4,921.9	$4,489.9

Segment income:
Metal containers (a)	$32.9	$25.9	$246.6	$160.0
Closures (b)	56.4	41.6	224.4	173.5
Plastic containers (c)	20.9	12.0	87.8	48.9
Corporate (d)	(5.2)	(8.1)	(46.4)	(22.9)
Consolidated	$105.0	$71.4	$512.4	$359.5

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
December 31,
(Dollars in millions)

	2020	2019
Assets:
Cash and cash equivalents	$409.5	$203.8
Trade accounts receivable, net	619.5	505.0
Inventories	677.5	633.0
Other current assets	92.6	65.0
Property, plant and equipment, net	1,840.8	1,570.3
Other assets, net	2,879.6	1,954.0
Total assets	$6,519.5	$4,931.1

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$1,163.5	$988.8
Current and long-term debt	3,251.3	2,244.4
Other liabilities	851.8	674.6
Stockholders' equity	1,252.9	1,023.3
Total liabilities and stockholders' equity	$6,519.5	$4,931.1

(a) Includes rationalization charges of $5.2 million and $7.2 million for the fourth quarters of 2020 and 2019, respectively, and $9.9 million and $49.4 million for the years ended December 31, 2020 and 2019, respectively.
(b) Includes rationalization charges of $3.5 million and $0.6 million for the fourth quarters of 2020 and 2019, respectively, and $5.7 million and $6.5 million for the years ended December 31, 2020 and 2019, respectively. Also includes a charge of $3.5 million for the year ended December 31, 2020 for the write-up of inventory for purchase accounting as a result of acquisitions completed in 2020.
(c) Includes rationalization charges of $0.1 million for the fourth quarter of 2020 and $0.4 million for each of the years ended December 31, 2020 and 2019.
(d) Includes costs attributed to announced acquisitions of $0.3 million and $1.8 million for the fourth quarters of 2020 and 2019, respectively, and $19.3 million and $1.8 million for the years ended December 31, 2020 and 2019, respectively.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the year ended December 31,
(Dollars in millions)

	2020	2019
Cash flows provided by (used in) operating activities:
Net income	$308.7	$193.8
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	223.6	209.9
Rationalization charges	16.0	56.3
Loss on early extinguishment of debt	1.5	1.7
Stock compensation expense	18.8	17.1
Deferred income tax provision (benefit)	24.1	(20.9)
Other changes that provided (used) cash, net of effects from acquisitions:
Trade accounts receivable, net	(49.4)	3.8
Inventories	11.4	0.1
Trade accounts payable and other changes, net	47.8	45.5
Net cash provided by operating activities	602.5	507.3

Cash flows provided by (used in) investing activities:
Purchase of businesses, net of cash acquired	(940.9)	—
Capital expenditures	(224.2)	(230.9)
Other investing activities	1.9	0.8
Net cash used in investing activities	(1,163.2)	(230.1)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(53.6)	(50.8)
Changes in outstanding checks - principally vendors	5.2	(4.7)
Shares repurchased under authorized repurchase program	(35.9)	(12.1)
Net borrowings and other financing activities	844.2	(77.9)
Net cash provided by (used in) financing activities	759.9	(145.5)

Effect of exchange rate changes on cash and cash equivalents	6.5	(0.7)

Cash and cash equivalents:
Net increase	205.7	131.0
Balance at beginning of year	203.8	72.8
Balance at end of year	$409.5	$203.8

Interest paid, net	$89.5	$108.8
Income taxes paid, net of refunds	121.0	40.7

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE(1)
(UNAUDITED)
For the quarter and year ended December 31,

Table A

	Fourth Quarter		Year Ended
	2020	2019	2020	2019

Net income per diluted share as reported	$0.54	$0.31	$2.77	$1.74

Adjustments:
Rationalization charges	0.06	0.06	0.11	0.40
Costs attributed to announced acquisitions	—	0.01	0.15	0.01
Purchase accounting write-up of inventory	—	—	0.02	—
Loss on early extinguishment of debt	—	—	0.01	0.01
Adjusted net income per diluted share	$0.60	$0.38	$3.06	$2.16

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE(1)
(UNAUDITED)
For the quarter and year ended,

Table B

	First Quarter,			Year Ended
	March 31,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2021	2021	2020	2021	2021	2020

Net income per diluted share as estimated
for 2021 and as reported for 2020	$0.63	$0.73	$0.52	$3.26	$3.41	$2.77

Adjustments:
Rationalization charges	0.02	0.02	0.02	0.04	0.04	0.11
Costs attributed to announced acquisitions	—	—	0.02	—	—	0.15
Purchase accounting write-up of inventory	—	—	—	—	—	0.02
Loss on early extinguishment of debt	—	—	0.01	—	—	0.01
Adjusted net income per diluted share
as estimated for 2021 and presented for 2020	$0.65	$0.75	$0.57	$3.30	$3.45	$3.06

SILGAN HOLDINGS INC.
RECONCILIATION OF FREE CASH FLOW (2)
(UNAUDITED)
For the year ended December 31,
(Dollars in millions, except per share data)

Table C

	2020	2019

Net cash provided by operating activities	$602.5	$507.3

Capital expenditures	(224.2)	(230.9)
Changes in outstanding checks	5.2	(4.7)
Free cash flow	$383.5	$271.7

Net cash provided by operating activities per diluted share	$5.41	$4.55

Free cash flow per diluted share	$3.44	$2.44

Weighted average diluted shares (000's)	111,393	111.508

(1) The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude rationalization charges, costs attributed to announced acquisitions, the impact from the charge for the write-up of acquired inventory required under purchase accounting and the loss on early extinguishment of debt from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Costs attributed to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company. The write-up of acquired inventory required under purchase accounting is also viewed by management as a part of the acquisition and is a non-cash charge that is not considered to be indicative of the on-going performance of the acquired operations. The loss on early extinguishment of debt consists of third party fees and expenses incurred or debt costs written-off that are viewed by management as part of the cost of prepayment of debt and not indicative of the on-going cost structure of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2) The Company has presented free cash flow in this press release, which is a Non-GAAP financial measure. The Company’s management believes that free cash flow is important to support its stated business strategy of investing in internal growth and acquisitions. Free cash flow is defined as net cash provided by operating activities adjusted for changes in outstanding checks and reduced by capital expenditures. At times, there may be other unusual cash items that will be excluded from free cash flow. Net cash provided by operating activities is the most comparable financial measure under U.S. generally accepted accounting principles to free cash flow, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of cash flows and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net cash provided by operating activities as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.